Exhibit B
                                                                       ---------

                         INVESTMENT MANAGEMENT AGREEMENT


                                                               November 13, 1997

Pharos Genesis Fund Limited
Wickams Cay
P.O. Box 662
Road Town
Tortola, B.V.I.

Dear Sirs:

                  We confirm that Archery Capital LLC (the "Investment Manager") will act as Investment Manager for Pharos Genesis Fund Limited (the "Fund"), a British Virgin Islands corporation.

                  The Fund has advised us that it proposes to offer and sell its shares in accordance with the confidential Explanatory Memorandum of the Fund dated October 30, 1997, which may be amended or supplemented from time to time (the "Memorandum"). We acknowledge receipt of the Memorandum and confirm our reliance on the statements therein. We understand that our activities for the Fund are subject to (i) the Fund's investment objectives and the investment restrictions and other statements in the Memorandum, (ii) the provisions of this investment management agreement ("Agreement"), and (iii) such other directions as to which the Fund shall from time to time notify the Investment Manager in writing.

                  The Investment Manager believes that its services can best be performed as follows:

          1. The Investment Manager will have full discretion to allocate the Fund assets among investment vehicles ("Portfolio Investments") (as described in the Memorandum). The Investment Manager shall monitor the performance of the Portfolio Investments on a continuing basis. The Investment Manager shall have discretion to place orders with broker/dealers, foreign currency dealers or others pursuant to the Investment Manager's determinations in accordance with Fund's investment objectives and policies as expressed in the Memorandum. The Investment Manager shall determine what portion of the Fund's assets shall be invested in securities and other assets and what portion, if any, should be held as cash.



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          2.   The Investment Manager shall send or cause to be sent by
               facsimile transmission or other electronic means to the Fund on the last business day of each month (and such additional dates as the Fund and we may from time to time agree upon in advance) a portfolio statement reflecting the allocation of assets of the Fund as of the close of business (4:00 pm New York time) on the immediately preceding business day. For such purpose, the portfolio shall be deemed to include, without limitation, investment securities, receivables in respect of securities sold and cash items, including proceeds of sales of securities. On the second business day following each trade date, we shall send or cause to be sent by facsimile transmission or other electronic means confirmations of all trades executed on the Fund's behalf on such trade date and provide such other information on the trades as the Fund and we may agree upon.

          3. Upon reasonable request the Investment Manager shall provide the Fund or its board of directors with such information as the Fund or its board of directors deems necessary for purposes of monitoring the performance of the Investment Manager's obligations and duties set forth herein. Notwithstanding the foregoing, neither the Fund nor its board of directors shall have direct access to the Investment Manager's books and records, which shall be deemed the confidential and proprietary property of the Investment Manager.

          4. The Investment Manager shall not be liable for its acts, or omissions to act, in connection with its obligations hereunder, provided that it has not acted with bad faith, gross negligence or reckless disregard of its obligations and duties set forth herein. The Advisory Board (as described in the Memorandum) shall not be liable for any acts, or omissions to act, in connection with the rendering of advisory services to the Investment Manager or in connection with the Investment Manager's rendering of services to the Fund.

          5.   (a)  The Investment Manager represents and confirms to the Fund
               (i) that all statements concerning the Investment Manager, its affiliates, the investments it will make on behalf of the Fund and the characteristics, potential benefits and risks of such investments, as contained in the Memorandum, are in all material respects true and accurate and do not omit any material fact which would, in light of the circumstances under which such statements are made or otherwise, be required in order to make such statements not misleading; (ii) that the Investment Manager will advise the Fund promptly of any change which, from time to time, may be necessary to ensure that such statements remain in all material respects true and accurate and do not omit any material fact which, in light of the circumstances under which such statements are made or otherwise, is required in order to make


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                                        3

               such statements not misleading; and (iii) that the Investment Manager (a) has all the requisite authority to enter into, execute and deliver and perform its obligations hereunder, and
               (b) will not breach any agreement or law to which it is subject by performing its obligations hereunder. The Investment Manager hereby agrees to indemnify and hold the Fund harmless from, against and in respect of any and all damage, liability, cost and expense, including reasonable legal fees and expenses, suffered or incurred by the Fund by reason of any breach of any representation contained in this paragraph.

               (b) The Fund represents and confirms to the Investment Manager that (i) the shares of the Fund (the "Shares") have not been and will not be registered under the U.S. Securities Act of 1933, as amended; (ii) the Fund will not be registered under the U.S. Investment Company Act of 1940, as amended; and (iii) except as provided in the Memorandum, (a) the Shares have not been and are not being offered for sale in the United States (or any of its territories, possessions or areas subject to its jurisdiction) or
               (b) to any person who is a "U.S. Person" (as defined in the Memorandum) or (c) to any person purchasing for the account of or for resale to any U.S. Person. By its signature at the foot of this Agreement, the Fund agrees to indemnify and hold the Investment Manager harmless from, against and in respect of any and all damage, liability, cost and expense, including reasonable legal fees and expenses, suffered or incurred by the Investment Manager by reason of any breach of any representation contained in this paragraph.

          6. This Agreement has an indefinite term but may be terminated without penalty by the Investment Manager or by the Fund on thirty (30) days' prior written notice, and terminates automatically upon assignment by the Investment Manager without the Fund's consent.

          7. The Investment Manager shall receive a management fee from the Fund for its services at the rate of 1% per annum, payable monthly in advance, based on the net asset value of the Fund (as determined in the Memorandum) as of the Fund's Valuation Date (as defined in the Memorandum) immediately preceding the beginning of each month.

          8. (a) You have represented to us that (i) under the laws of the British Virgin Islands, the Fund may pay an incentive fee to the Investment Manager of the Fund; and (ii) the payment of incentive fees to investment advisors by enterprises such as the Fund is legal under the applicable laws of the British Virgin Islands. Based on the foregoing, the Investment Manger agrees to accept an incentive fee (as calculated below) as payment for its services.


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                                        4

               b) The Investment Manager shall receive an incentive fee from the Fund for its services paid annually at the rate of 20% of the full increase in the aggregate net asset value of the Fund since the beginning of that Fiscal Year (as defined in the Memorandum), appropriately adjusted for any subscriptions, distributions or redemptions in that year, provided that no incentive fee will be paid unless the Fund has achieved at least a return at the rate of 6% per annum in that year (prorated for partial years). The annual period upon which the incentive fee shall be based ends on the Valuation Date on or immediately preceding the end of the Fund's Fiscal Year and commences on the last Valuation Date of the preceding Fiscal Year (which in the case of the first year of the Fund is the date on which the Fund commences operations). Upon redemption of Shares at any time other than the end of the Fiscal Year, the Fund will deduct from the proceeds of redemption, and pay to the Investment Manager, an amount equal to 20% of the full aggregate increase in the net asset value of the Shares being redeemed since the end of the preceding Fiscal Year, provided that such increase is at least 6% per annum, prorated for the time elapsed since the beginning of the Fiscal Year (but in no event shall any such deduction reduce the increase in such net asset value to below 6% per annum, prorated for the period involved).

          9. The Investment Manager anticipates that many of its costs and expenses incurred in providing investment advisory services to the Fund will be recompensed through "soft dollar" arrangements with brokerage firms to which the Investment Manager directs the Fund's trades. The Investment Manager may, to the extent it can do so, obtain reimbursement payments from brokers or have brokers assume some or all of its expenses (including operating expenses such as salaries, benefits, rent, communication and other costs of the Investment Manager) unrelated to research. To the extent that "soft dollars" and other forms of reimbursement are not sufficient to cover the Investment Manager's costs and expenses, it will seek reimbursement from the Fund. The Fund will reimburse the Investment Manager for such expenses, including the Investment Manager's own organizational and operational costs, in an amount not to exceed 1.25% of the Fund's net asset value, per annum. Amounts in excess of the 1.25% cap will be paid by the Investment Manager. The calculation and timing of the Investment Manager's reimbursement payments, and the appropriateness thereof, will be determined exclusively by the Investment Manager, who shall direct the Fund to pay such expenses. The Fund may, at the Investment Manager's request, periodically advance all or a portion of the 1.25%. To the extent that advances exceed amounts actually required, the Investment Manager will refund such amounts on a quarterly basis.



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                                        5

          10. It is understood that the Investment Manager is an independent contractor and not an employee or agent of the Fund.

          11. The Investment Manager's services hereunder are not to be deemed exclusive and it is understood that we may render investment advice, management and services to others. It is specifically understood and agreed that our advice to others may, from time to time, be inconsistent with that given to the Fund. The Investment Manager may purchase and sell assets for the accounts of other of its clients with investment objectives similar to those of the Fund. In case of a conflict between the Fund's account and one or more of such other accounts, where there is a limited supply of a particular investment or a limited opportunity to sell any investment, the Investment Manager will act in the manner it considers equitable and consistent with its obligations both to the Fund and to its other clients. It is specifically understood and agreed that the Investment Manager cannot assure equal treatment among all of its clients at all times.

          12. To the extent that investment funds managed by the Investment Manager invest in the Fund, the Fund's management fees, incentive fees, and management expenses allocable to such investment funds will be waived by the Investment Manager.

                  If these terms meet with your approval, please indicate by signing and returning to us the extra copy of this letter which is enclosed herewith.

                                             Very truly yours,

                                             ARCHERY CAPITAL LLC


                                             By:      /s/  Erinch Ozada
                                                     ---------------------------

The foregoing is hereby
approved and accepted.


PHAROS GENESIS FUND LIMITED


By:   /s/  Alan L. Brown
     ---------------------------

Dated:  November 13, 1997